NEWS FOR IMMEDIATE RELEASE
February 26, 2004	For Further Information Contact:
Paul M. Limbert
President & CEO (304) 234-9000

Nasdaq Trading Symbol: WSBC

WesBanco, Inc. Announces the Election of Vaughn L. Kiger and Robert E. Kirkbride
to the Board of Directors

Wheeling, WV. Edward M. George, Chairman of the Board of WesBanco, Inc., a Wheeling, West Virginia based multi-state bank holding company, today announced that the WesBanco Board of Directors recently elected Vaughn L. Kiger and Robert E. Kirkbride to the holding company board at the February meeting.

Mr. Kiger, President, Dorsey & Kiger Realtors, Morgantown, West Virginia, had served WesBanco as a member of the WesBanco affiliate, WesBanco Bank, Inc, board since December 31, 1996. He is a member and past chairman of the West Virginia University Board of Governors, a member of the Greater Morgantown Community Trust, the George Hott Foundation and a member of the Salvation Army Board of Advisors. Mr. Kiger is the past president of the West Virginia University Alumni Association and the West Virginia Association of Realtors. He is the past chairman of the Morgantown Area Chamber of Commerce and the West Virginia University Board of Advisors.

Awards received by Mr. Kiger include: Realtor of the Year, Distinguished West Virginian, Most Loyal Mountaineer and the West Virginia University Outstanding Alumni. He is married to the former Meredith Evans and they have three children.

Mr. Kirkbride, Vice President, Christy & Associates, Inc., Marietta, Ohio, had served WesBanco as a member of the WesBanco Bank, Inc. board since March 31, 1998. A native of Marietta, he received his bachelor’s degree in Economics from the College of Wooster, Wooster, Ohio. He received his MBA from California State University at Long Beach, Long Beach, California.

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WesBanco Elects Kiger and Kirkbride
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Mr. Kirkbride is an active member of several community organizations. He presently serves on the Board of Directors of the Southeastern Ohio Port Authority and the Board of Governors of the Marietta Community Foundation where he was past chairman. He is a member of the State of Ohio Third Frontier Advisory Board and the Ohio Leadership Council of the National Federation of Independent Business. He was designated the 2003-2004 Small Business Champion for the state of Ohio by the NFIB. Mr. Kirkbride has previously served as Vice President of Administration and Finance at Marietta College and was Cashier and Assistant Controller of the University of Houston, Houston, Texas.

Mr. Kirkbride attained the rank of Captain having served for eight years in the United States Air Force where his active duty included three years with the NASA Manned Spacecraft Center in Houston and two years at the Air Force Space and Missile Systems Organization in Los Angeles, California.

WesBanco is a multi-state bank holding company presently operating through 72 banking offices and 105 ATM machines in West Virginia, Central and Eastern Ohio and Western Pennsylvania. WesBanco is the second largest bank holding company headquartered in West Virginia with the third overall deposit market share. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance brokerage company, WesBanco Insurance Services, Inc. and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco’s discount brokerage operation.

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